SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[x]	Soliciting Material Under Rule 14a-12

PetSmart, Inc.

(Name of Registrant as Specified In Its Charter)

JANA Partners LLC

Edwin M. Crawford

Julian C. Day

Thomas W. Dickson

Susan Feldman

Lawrence V. Jackson

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange
Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

On November 20, 2014, JANA Partners LLC and its affiliates (collectively, "JANA") updated www.JANAPETMAnalysis.com (the "Website") to include biographies for five individuals who have agreed, should JANA so elect, to stand for election as directors of PetSmart, Inc. (the "Company") at the Company's 2015 annual meeting of stockholders (the "2015 Annual Meeting").  Copies of all materials posted to the Website are filed herewith as Exhibit 1.

Also on November 20, 2014, JANA filed an amendment to its Schedule 13D with respect to the Company, that included the following Item 4:

"On November 20, 2014, the Reporting Person entered into separate nominee agreements (the "Nominee Agreements") with Edwin M. Crawford, Julian C. Day, Thomas W. Dickson, Susan Feldman, and Lawrence V. Jackson (collectively, the "Nominees"), pursuant to which each Nominee has agreed, should the Reporting Person so elect, to stand for election to the Issuer's board of directors (the "Board") at the Issuer's 2015 annual meeting and to serve as a director if elected. The Reporting Person may also elect to nominate one or more representatives of the Reporting Person for election.  Pursuant to the Nominee Agreements, the Reporting Person has agreed to (i) pay each Nominee $50,000, (ii) pay the costs of soliciting proxies in connection with the Annual Meeting and (iii) indemnify each Nominee for claims arising from his or her role as a nominee for director of the Issuer. The foregoing summary of the Nominee Agreements is qualified in its entirety by reference to the full text of the form of Nominee Agreement, a copy of which is attached as Exhibit G hereto and is incorporated by reference herein.

The Reporting Person has updated its website, www.JANAPETMAnalysis.com, to include biographies for the Nominees."

Information regarding the participants in a solicitation of proxies of the stockholders of the Company in connection with the 2015 Annual Meeting is filed herewith as Exhibit 2.